Exhibit 99.1

Lindblad Expeditions Holdings, Inc. Reports

2024 Second Quarter Financial Results

Second Quarter 2024 Highlights:

●	Total revenues increased 9% to $136.5 million

●	Net loss available to stockholders increased $0.3 million

●	Adjusted EBITDA increased $4.2 million to $10.4 million

●	Lindblad segment Available Guest Nights increased 4%

●	Net Yield per Available Guest Night increased 6% to $1,094 and Occupancy was 78%

●	Bookings to date for future travel increased 17% vs the same period in 2023 and in-year bookings expanded to 6% over the same point in 2023 and over 29% excluding carryover bookings

●	Announced an agreement for the acquisition of two vessels to expand core Galápagos market

●	Further expanded land-based portfolio with the closing of the acquisition of Wineland-Thompson Adventures

NEW YORK, August 8, 2024 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company” or “Lindblad”), a global provider of expedition cruises and adventure travel experiences, today reported financial results for the second quarter ended June 30, 2024.

Sven Lindblad, Chief Executive Officer, said “We continued our growth trajectory this quarter with a 9% increase in revenue, demonstrating that more and more people are keen to explore the less traveled destinations and appreciate our dedication to providing our guests unique and valuable travel experiences.

We are focused on maximizing the value of our fleet, by continually increasing occupancy and yield, while also implementing initial phases of efficiency improvement in our operations across the company. We continue to be disciplined in our capital allocation as we seek to reduce our leverage. To further our continued growth efforts, we expanded our portfolio of successful land companies with the acquisition of Thomson Safaris, and a commitment to acquire two more ships in our core Galapagos market. This was a rare opportunity to expand our fleet in the limited license Galapagos environment while at the same time eliminating two ships that competed with us.”

SECOND QUARTER RESULTS

Tour Revenues

Second quarter tour revenues of $136.5 million increased $11.7 million, or 9%, as compared to the same period in 2023. The increase was driven by a $5.6 million increase at the Lindblad segment and a $6.1 million increase at the Land Experiences segment.

Lindblad segment tour revenues of $93.1 million increased $5.6 million, or 6%, compared to the second quarter a year ago. The increase was driven by a 4% increase in available guest nights due to greater fleet utilization, a 6% increase in net yield per available guest night to $1,094 due to higher pricing and an increase in occupancy to 78% from 74% as compared to the second quarter a year ago.

Land Experiences tour revenues of $43.4 million increased $6.1 million, or 16%, compared to the second quarter a year ago primarily due to an increase in guests traveled and higher pricing.

Net Income

Net loss available to stockholders for the second quarter was $25.8 million, $0.48 per diluted share, as compared with net loss available to stockholders of $25.6 million, $0.48 per diluted share, in the second quarter of 2023. The $0.3 million decrease is due to the $3.9 million write off in deferred financing fees in the second quarter a year ago due to refinancing the Company’s export credit facilities which was more than offset by $4.4 million increase in tax expense.

Adjusted EBITDA

Second quarter Adjusted EBITDA of $10.4 million increased $4.2 million as compared to the same period in 2023 driven by a $3.9 million increase at the Lindblad segment and a $0.3 million increase at the Land Experiences segment.

Lindblad segment Adjusted EBITDA of $6.5 million increased $3.9 million as compared to the same period in 2023, primarily due to increased tour revenues, partially offset by higher general and administrative costs primarily due to increased personnel costs and increased royalties associated with the expanded National Geographic agreement.

Land Experiences segment Adjusted EBITDA of $3.8 million increased $0.3 million as compared to the same period in 2023, as increased tour revenues were offset by increased operating and personnel costs, higher marketing spend to drive future growth, credit card fees and commission expense.

	For the three months ended June 30,				For the six months ended June 30,
(In thousands)	2024	2023	Change	%	2024	2023	Change	%
Tour revenues:
Lindblad	$93,053	$87,412	$5,641	6%	$211,356	$202,910	$8,446	4%
Land Experiences	43,446	37,386	6,060	16%	78,757	65,284	13,473	21%
Total tour revenues	$136,499	$124,798	$11,701	9%	$290,113	$268,194	$21,919	8%
Operating (loss) income:
Lindblad	$(9,372)	$(11,043)	$1,671	15%	$(1,589)	$1,076	$(2,665)	(248)%
Land Experiences	1,164	2,543	(1,379)	(54)%	1,232	2,892	(1,660)	(57)%
Operating (loss) income	$(8,208)	$(8,500)	$292	3%	$(357)	$3,968	$(4,325)	(109)%
Adjusted EBITDA:
Lindblad	$6,541	$2,685	$3,856	144%	$27,013	$28,769	$(1,756)	(6)%
Land Experiences	3,843	3,536	307	9%	4,977	4,640	337	7%
Total adjusted EBITDA	$10,384	$6,221	$4,163	67%	$31,990	$33,409	$(1,419)	(4)%

Balance Sheet and Liquidity

The Company’s cash and cash equivalents and restricted cash were $217.7 million as of June 30, 2024, as compared with $187.3 million as of December 31, 2023. The increase primarily reflects $63.2 million in cash from operations due primarily to increased bookings for future travel, which was partially offset by $17.3 million in cash used in the acquisition of additional ownership in Natural Habitat and DuVine, as well as, $13.9 used in purchasing property and equipment.

As of June 30, 2024, the Company had a total debt position of $635.1 million and was in compliance with all of its applicable debt covenants.

Strategic Growth Initiatives

The Company announced that it has added two purpose-built Galápagos expedition vessels to join the Lindblad Expeditions-National Geographic fleet. The first of the two new ships, the National Geographic Gemini, is a 48-guest configuration featuring two unique dining venues and 24 outward-facing cabins, including 13 balcony suites. Even more intimate, the second vessel, the National Geographic Delfina, is a 16-guest, eight-cabin catamaran perfect for family vacations, affinity groups, and private charters. Following the expected closing of the transaction in January 2025, the ships will undergo revitalizations. Once complete, the ships will embody the spirit of adventure and extreme comfort, both synonymous with Lindblad Expeditions-National Geographic, and will celebrate the Company's deep connection to the islands, Ecuador, and its people. The vessels will embark on their inaugural voyages on February 14, 2025, and March 14, 2025, respectively.

The Company continues to expand its land-based experiential travel offerings and increase the addressable market. On July 31, 2024, the Company completed the acquisition Wineland-Thomson Adventures, Inc., an adventure travel group that primarily operates African safaris. The aggregate purchase price was $30 million and was financed through $24.0 million and $6.0 million in Lindblad stock. During April 2024, the Company increased its ownership of Natural Habitat to 90.1% for $15.2 million, as Mr. Bressler, Founder and CEO of Natural Habitat Adventures, exercised a portion of his put option, and we exercised a portion of our call option on DuVine, increasing our ownership to 75% for $1.5 million.

FINANCIAL OUTLOOK

The Company’s current expectations for the full year 2024 are as follows:

●	Tour revenues of $610 - $630 million

●	Adjusted EBITDA of $88 - $98 million

STOCK REPURCHASE PLAN

The Company currently has a $35.0 million stock repurchase plan in place. As of August 5, 2024, the Company had repurchased 875,218 shares and 6.0 million warrants under the plan for a total of $23.0 million and had $12.0 million remaining under the plan. As of August 5, 2024, there were 53.3 million shares common stock outstanding.

NON-GAAP FINANCIAL MEASURES

The Company uses a variety of operational and financial metrics, including non-GAAP financial measures such as Adjusted EBITDA, Occupancy, Net Yields and Net Cruise Costs, to enable it to analyze its performance and financial condition. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the cruise and tourism industry to evaluate performance. The Company believes these non-GAAP measures provide expanded insight to assess revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The definitions of non-GAAP financial measures along with a reconciliation of non-GAAP financial information to GAAP are included in the supplemental financial schedules.

Conference Call Information

The Company has scheduled a conference call at 8:30 a.m. Eastern Time on August 8, 2024, to discuss the earnings of the Company. The conference call can be accessed by dialing 1-800-715-9871 (United States), 1-646-307-1963 (International).

The Access Code is 2974921. A replay of the call will be available at the Company’s investor relations website, investors.expeditions.com.

   About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that focuses on ship-based voyages through its Lindblad Expeditions brand and land-based travel through its subsidiaries, Natural Habitat, Inc. (“Natural Habitat”), Off the Beaten Path LLC (“Off the Beaten Path”), DuVine Cycling + Adventure Co. (“DuVine”), and Classic Journeys, LLC (“Classic Journeys”).

Lindblad Expeditions works in collaboration with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and promote conservation and sustainable tourism around the world. The educationally oriented voyages of Lindblad Expeditions-National Geographic allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

Natural Habitat's adventures include polar bear tours in Churchill, Canada, Alaskan grizzly bear adventures and African safaris.

Classic Journeys is a luxury cultural walking tour company that operates a portfolio of curated tours centered around cinematic walks led by expert local guides. Classic Journeys offers active small-group and private custom journeys in over 50 countries around the world.

DuVine designs and leads luxury bike tours in the world's most amazing destinations, from Italy's sun-bleached villages and the medieval towns of Provence to Portugal's Douro Valley and the vineyards of Napa, California. Guests bike, eat, drink, and sleep their way through these regions and many more while sampling the finest cuisine, hotels and wine.

Off the Beaten Path is an outdoor, active travel company offering guided small group adventures and private custom journeys that connect travelers with the wild nature and authentic culture of their destinations. Off the Beaten Path's trips extend across the globe, with a focus on exceptional national park experiences in the Rocky Mountains, Desert Southwest and Alaska.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s financial projections and may also generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected. Many of these risks and uncertainties are currently amplified by, and will continue to be amplified by, or in the future may be amplified by, the COVID-19 outbreak. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following:(i) adverse general economic factors, such as fluctuating or increasing levels of interest rates, taxes, inflation, unemployment and perceptions of these and similar conditions that decrease the level of disposable income of consumers or consumer confidence that negatively impact the ability or desire of people to travel; (ii) suspended operations, cancelling or rescheduling of voyages and other potential disruptions to our business and operations related to the COVID-19 virus or other health pandemic, the civil unrest in Ecuador, the Israel-Hamas war, the Russia-Ukraine conflict, political unrest, terrorism, war, the impact of the November 2024 U.S. Presidential election, the denial and/or unavailability of ports of call, or another unexpected event in destinations we visit; (iii) events and conditions around the world, including war and other military actions, such as the civil unrest in Ecuador, the Israel-Hamas war, the current conflict between Russia and Ukraine, inflation, higher fuel prices, higher interest rates and other general concerns about the state of the economy or other events impacting the ability or desire of people to travel; (iv) increases in fuel prices, changes in fuels consumed and availability of fuel supply in the geographies in which we operate or in general; (v) the loss of key employees, our inability to recruit or retain qualified shoreside and shipboard employees and increased labor costs; (vi) the impact of delays or cost overruns with respect to anticipated or unanticipated drydock, maintenance, modifications or other required construction related to any of our vessels; (vii) unscheduled disruptions in our business due to civil unrest, travel restrictions, weather events, mechanical failures, pandemics or other events; (viii) changes adversely affecting the business in which we are engaged; (ix) management of our growth and our ability to execute on our planned growth, including our ability to successfully close merger and acquisition transactions and integrate acquisitions; (x) our business strategy and plans; (xi) our ability to maintain our relationships with National Geographic and/or World Wildlife Fund; (xii) compliance with new and existing laws and regulations, including environmental regulations and travel advisories and restrictions; (xiii) our substantial indebtedness and our ability to remain in compliance with the financial and/or operating covenants in such arrangements; (xiv) the impact of severe or unusual weather conditions, including climate change, on our business; (xv) adverse publicity regarding the travel and cruise industry in general; (xvi) loss of business due to competition; (xvii) the inability to meet or achieve our sustainability related goals, aspirations, initiatives, and our public statements and disclosures regarding them; (xviii) the result of future financing efforts; (xix) our common stock ranks junior to our Series A Convertible Preferred Stock with respect to dividends and amounts payable in the event of our liquidation, dissolution or winding-up of our affairs; and(xx) those risks described in the Company’s filings with the SEC. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect the Company’s performance may be found in its filings with the SEC, which are available at http://www.sec.gov or at http://www.expeditions.com in the Investor Relations section of the Company’s website.

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of June 30, 2024	As of December 31, 2023
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$168,123	$156,845
Restricted cash	49,537	30,499
Prepaid expenses and other current assets	65,902	57,158
Total current assets	283,562	244,502

Property and equipment, net	515,870	526,002
Goodwill	42,017	42,017
Intangibles, net	8,508	9,412
Other long-term assets	8,380	9,364
Total assets	$858,337	$831,297

LIABILITIES
Current Liabilities:
Unearned passenger revenues	$319,655	$252,199
Accounts payable and accrued expenses	61,222	65,055
Long-term debt - current	46	47
Lease liabilities - current	1,591	1,923
Total current liabilities	382,514	319,224

Long-term debt, less current portion	623,585	621,778
Deferred tax liabilities	6,306	2,118
Other long-term liabilities	1,386	1,943
Total liabilities	1,013,791	945,063

Commitments and contingencies	-	-
Series A redeemable convertible preferred stock, 165,000 shares authorized; 62,000 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	75,800	73,514
Redeemable noncontrolling interests	24,233	37,784
	100,033	111,298

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; 62,000 Series A shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized; 53,564,680 and 53,390,082 issued, 53,506,748 and 53,332,150 outstanding as of June 30, 2024 and December 31, 2023, respectively	6	5
Additional paid-in capital	99,351	97,139
Accumulated deficit	(354,844)	(322,208)
Total stockholders' deficit	(255,487)	(225,064)
Total liabilities, mezzanine equity and stockholders' deficit	$858,337	$831,297

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2024	2023	2024	2023

Tour revenues	$136,499	$124,798	$290,113	$268,194

Operating expenses:
Cost of tours	78,641	77,654	157,943	149,703
General and administrative	34,148	29,155	66,535	55,574
Selling and marketing	18,281	15,158	41,038	35,810
Depreciation and amortization	13,637	11,331	24,954	23,139
Total operating expenses	144,707	133,298	290,470	264,226

Operating (loss) income	(8,208)	(8,500)	(357)	3,968

Other (expense) income:
Interest expense, net	(11,321)	(11,645)	(22,906)	(22,112)
(Loss) gain on foreign currency	(12)	348	(251)	500
Other income (expense)	-	(3,867)	8	(3,696)
Total other expense	(11,333)	(15,164)	(23,149)	(25,308)

Loss before income taxes	(19,541)	(23,664)	(23,506)	(21,340)
Income tax expense	4,453	41	4,697	1,584

Net loss	(23,994)	(23,705)	(28,203)	(22,924)
Net income attributable to noncontrolling interest	673	765	442	922
Net loss attributable to Lindblad Expeditions Holdings, Inc.	(24,667)	(24,470)	(28,645)	(23,846)
Series A redeemable convertible preferred stock dividend	1,150	1,083	2,287	2,155

Net loss available to stockholders	$(25,817)	$(25,553)	$(30,932)	$(26,001)

Weighted average shares outstanding
Basic	53,500,084	53,245,491	53,436,128	53,186,796
Diluted	53,500,084	53,245,491	53,436,128	53,186,796

Undistributed loss per share available to stockholders:
Basic	$(0.48)	$(0.48)	$(0.58)	$(0.49)
Diluted	$(0.48)	$(0.48)	$(0.58)	$(0.49)

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	For the six months ended June 30,
	2024	2023
Cash Flows From Operating Activities
Net loss	$(28,203)	$(22,924)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	24,954	23,139
Amortization of deferred financing costs and other, net	1,847	1,509
Amortization of right-to-use lease assets	839	711
Stock-based compensation	4,833	6,292
Deferred income taxes	4,188	1,501
Loss (gain) on foreign currency	251	(500)
Write-off of unamortized issuance costs related to debt refinancing	-	3,860
Changes in operating assets and liabilities
Prepaid expenses and other current assets	(8,744)	(7,740)
Unearned passenger revenues	67,456	27,824
Other long-term assets	120	(1,046)
Other long-term liabilities	-	(3)
Accounts payable and accrued expenses	(4,088)	(12,395)
Operating lease liabilities	(887)	(724)
Net cash provided by operating activities	62,566	19,504

Cash Flows From Investing Activities
Purchases of property and equipment	(13,893)	(14,718)
Sale of securities	-	15,163
Net cash (used in) provided by investing activities	(13,893)	445

Cash Flows From Financing Activities
Additional acquisition of redeemable noncontrolling interest	(16,720)	-
Proceeds from long-term debt	-	275,000
Repayments of long-term debt	(24)	(205,693)
Payment of deferred financing costs	(17)	(7,043)
Repurchase under stock-based compensation plans and related tax impacts	(1,596)	(796)
Net cash (used in) provided by financing activities	(18,357)	61,468
Net increase in cash, cash equivalents and restricted cash	30,316	81,417
Cash, cash equivalents and restricted cash at beginning of period	187,344	116,024

Cash, cash equivalents and restricted cash at end of period	$217,660	$197,441

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$24,785	$18,232
Income taxes	201	206
Non-cash investing and financing activities:
Non-cash preferred stock dividend	2,287	2,155

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands)
(unaudited)

Reconciliation of Net Income to Adjusted EBITDA Consolidated	For the three months ended June 30,		For the six months ended June 30,
(In thousands)	2024	2023	2024	2023
Net loss	$(23,994)	$(23,705)	$(28,203)	$(22,924)
Interest expense, net	11,321	11,645	22,906	22,112
Income tax expense	4,453	41	4,697	1,584
Depreciation and amortization	13,637	11,331	24,954	23,139
Loss (gain) on foreign currency	12	(348)	251	(500)
Other expense (income)	-	3,867	(8)	3,696
Stock-based compensation	2,718	3,390	4,833	6,292
Transaction-related costs	1,866	-	2,189	-
Reorganization costs	371	-	371	-
Other	-	-	-	10
Adjusted EBITDA	$10,384	$6,221	$31,990	$33,409

Reconciliation of Operating (Loss) Income

to Adjusted EBITDA

Lindblad Segment	For the three months ended June 30,		For the six months ended June 30,
(In thousands)	2024	2023	2024	2023
Operating (loss) income	$(9,372)	$(11,043)	$(1,589)	$1,076
Depreciation and amortization	12,749	10,338	23,231	21,490
Stock-based compensation	2,541	3,390	4,656	6,193
Transaction-related costs	252	-	344	-
Reorganization costs	371	-	371	-
Other	-	-	-	10
Adjusted EBITDA	$6,541	$2,685	$27,013	$28,769

Land Experiences Segment	For the three months ended June 30,		For the six months ended June 30,
(In thousands)	2024	2023	2024	2023
Operating income	$1,164	$2,543	$1,232	$2,892
Depreciation and amortization	888	993	1,723	1,649
Stock-based compensation	177	-	177	99
Transaction-related costs	1,614	-	1,845	-
Adjusted EBITDA	$3,843	$3,536	$4,977	$4,640

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross Yield, Net Yield and guest metrics)
(unaudited)

Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities	For the six months ended June 30,
	2024	2023
Net cash provided by operating activities	$62,566	$19,504
Less: purchases of property and equipment	(13,893)	(14,718)
Free Cash Flow	$48,673	$4,786

	For the three months ended June 30,		For the six months ended June 30,
	2024	2023	2024	2023
Available Guest Nights	77,404	74,186	163,358	157,370
Guest Nights Sold	60,174	55,092	125,137	122,149
Occupancy	78%	74%	77%	78%
Maximum Guests	9,562	9,510	19,276	18,500
Number of Guests	7,773	7,384	15,281	14,738
Voyages	121	117	243	230

Calculation of Gross and Net Yield per Available Guest Night	For the three months ended June 30,		For the six months ended June 30,
(In thousands, except for Available Guest Nights, Gross and Net Yield per Available Guest Night)	2024	2023	2024	2023
Guest ticket revenues	$83,570	$76,289	$186,587	$178,903
Other tour revenue	9,483	11,123	24,769	24,007
Tour Revenues	93,053	87,412	211,356	202,910
Less: Commissions	(3,205)	(5,448)	(8,579)	(13,265)
Less: Other tour expenses	(5,206)	(5,269)	(13,358)	(12,727)
Net Yield	$84,642	$76,695	$189,419	$176,918
Available Guest Nights	77,404	74,186	163,358	157,370
Gross Yield per Available Guest Night	$1,202	$1,178	$1,294	$1,289
Net Yield per Available Guest Night	1,094	1,034	1,160	1,124

	For the three months ended June 30,		For the six months ended June 30,
(In thousands)	2024	2023	2024	2023
Operating (loss) income	$(9,372)	$(11,043)	$(1,589)	$1,076
Cost of tours	53,161	55,276	111,843	112,371
General and administrative	22,335	20,687	44,801	39,252
Selling and marketing	14,180	12,154	33,070	28,721
Depreciation and amortization	12,749	10,338	23,231	21,490
Less: Commissions	(3,205)	(5,448)	(8,579)	(13,265)
Less: Other tour expenses	(5,206)	(5,269)	(13,358)	(12,727)
Net Yield	$84,642	$76,695	$189,419	$176,918

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross and Net Cruise cost Per Available Guest Night and guest metrics)
(unaudited)

Calculation of Gross and Net Cruise Cost	For the three months ended June 30,		For the six months ended June 30,
(In thousands, except for Available Guest Nights, Gross and Net Cruise Cost per Avail. Guest Night)	2024	2023	2024	2023
Cost of tours	$53,161	$55,276	$111,843	$112,371
Plus: Selling and marketing	14,180	12,154	33,070	28,721
Plus: General and administrative	22,335	20,687	44,801	39,252
Gross Cruise Cost	89,676	88,117	189,714	180,344
Less: Commissions	(3,205)	(5,448)	(8,579)	(13,265)
Less: Other tour expenses	(5,206)	(5,269)	(13,358)	(12,727)
Net Cruise Cost	81,265	77,400	167,777	154,352
Less: Fuel Expense	(5,684)	(6,153)	(14,435)	(14,504)
Net Cruise Cost Excluding Fuel	75,581	71,247	153,342	139,848
Non-GAAP Adjustments:
Stock-based compensation	(2,541)	(3,390)	(4,656)	(6,193)
Transaction-related costs	(252)	-	(344)	-
Reorganization costs	(371)	-	(371)	-
Other	-	-	-	(10)
Adjusted Net Cruise Cost Excluding Fuel	$72,417	$67,857	$147,971	$133,645
Adjusted Net Cruise Cost	$78,101	$74,010	$162,406	$148,149
Available Guest Nights	77,404	74,186	163,358	157,370
Gross Cruise Cost per Available Guest Night	$1,159	$1,188	$1,161	$1,146
Net Cruise Cost per Available Guest Night	1,050	1,043	1,027	981
Net Cruise Cost Excluding Fuel per Available Guest Night	976	960	939	889
Adjusted Net Cruise Cost Excluding Fuel per Available Guest Night	936	915	906	849
Adjusted Net Cruise Cost per Available Guest Night	1,009	998	994	941

Reconciliation of 2024 Adjusted EBITDA guidance:

(In millions)	Full Year 2024
Income before income taxes	$(27)	to	$(17)
Depreciation and amortization	50	to	48
Interest expense, net	49	to	49
Stock-based compensation	13	to	12
Other	3	to	6
Adjusted EBITDA	$88	to	$98

A reconciliation of net income to Adjusted EBITDA is not provided because the Company cannot estimate or predict with reasonable certainty certain discrete tax items, which could significantly impact that financial measure.

Operational and Financial Metrics

Adjusted EBITDA is net income (loss) excluding depreciation and amortization, net interest expense, other income (expense), income tax (expense) benefit, (gain) loss on foreign currency, (gain) loss on transfer of assets, reorganization costs, and other supplemental adjustments. Other supplemental adjustments include certain non-operating items such as stock-based compensation, executive severance costs, the National Geographic fee amortization, debt refinancing costs, acquisition-related expenses and other non-recurring charges. We believe Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense, and other operating income and expense. We believe Adjusted EBITDA helps provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as unearned passenger revenues, capital expenditures and related depreciation, principal and interest payments, and tax payments. Our use of Adjusted EBITDA may not be comparable to other companies within the industry.

The following metrics apply to the Lindblad segment:

Adjusted Net Cruise Cost represents Net Cruise Cost adjusted for Non-GAAP other supplemental adjustments which include certain non-operating items such as stock-based compensation, the National Geographic fee amortization and acquisition-related expenses.

Available Guest Nights is a measurement of capacity available for sale and represents double occupancy per cabin (except single occupancy for a single capacity cabin) multiplied by the number of cruise days for the period. We also record the number of guest nights available on our limited land programs in this definition.

Gross Cruise Cost represents the sum of cost of tours plus selling and marketing expenses, and general and administrative expenses.

Gross Yield per Available Guest Night represents tour revenues divided by Available Guest Nights.

Guest Nights Sold represents the number of guests carried for the period multiplied by the number of nights sailed within the period.

Maximum Guests is a measure of capacity and represents the maximum number of guests in a period and is based on double occupancy per cabin (except single occupancy for a single capacity cabin).

Net Cruise Cost represents Gross Cruise Cost excluding commissions and certain other direct costs of guest ticket revenues and other tour revenues.

Net Cruise Cost Excluding Fuel represents Net Cruise Cost excluding fuel costs.

Net Yield represents tour revenues less commissions and direct costs of other tour revenues.

Net Yield per Available Guest Night represents Net Yield divided by Available Guest Nights.

Number of Guests represents the number of guests that travel with us in a period.

Occupancy is calculated by dividing Guest Nights Sold by Available Guest Nights.

Voyages represent the number of ship expeditions completed during the period.